Exhibit 99.3

Contacts:
Eric Nierenberg	Nicholas Manganaro
Charles River Associates	Sharon Merrill Advisors
investor@crai.com	crai@investorrelations.com
617-425-3020	617-542-5300

CHARLES RIVER ASSOCIATES (CRA) INCREASES QUARTERLY CASH DIVIDEND 17.5% TO $0.67 PER COMMON SHARE

BOSTON, November 5, 2026 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial and management consulting services, today announced that its Board of Directors has declared a 17.5% increase in the quarterly cash dividend from $0.57 to $0.67 per common share to be paid on December 11, 2026 to shareholders of record of CRA’s common stock as of the close of business on November 24, 2026. The Company expects to continue paying quarterly dividends, the declaration, timing and amounts of which remain subject to the discretion of CRA’s Board of Directors.

About Charles River Associates (CRA)
Charles River Associates™ is a leading global consulting firm specializing in economic, financial and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Instagram, and Facebook.

SAFE HARBOR STATEMENT
Statements in this press release concerning our expectations regarding the payment of future quarterly dividends are “forward-looking” statements as defined in Section 21 of the Securities Exchange Act of 1934, as amended. These statements are based upon our current expectations and various underlying assumptions. Although we believe there is a reasonable basis for these statements and assumptions, and these statements are expressed in good faith, these statements are subject to a number of additional factors and uncertainties. These factors include, but are not limited to, the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions; the timing of engagements for our services; the effects of competitive services and pricing; the development and use of artificial intelligence; our ability to attract and retain key employee or non-employee experts; the inability to integrate and utilize existing consultants and personnel; the decline or reduction in project work or activity; global economic conditions including less stable political and economic environments; foreign currency exchange rate fluctuations; unanticipated expenses and liabilities; risks inherent in international operations; changes in tax law or accounting standards, rules, and regulations; our ability to collect on forgivable loans should any become due; and professional and other legal liability or settlements. Additional risks and uncertainties are discussed in our periodic filings with the Securities and Exchange Commission under the heading “Risk Factors.” The inclusion of such forward-looking information should not be regarded as our representation that the future events, plans, or expectations contemplated will be achieved. Except as may be required by law, we undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.

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